Exhibit 10.10.1

MEMORANDUM OF UNDERSTANDING

BETWEEN

THE NASDAQ OMX GROUP, INC.

AND

ROBERT GREIFELD

This Memorandum of Understanding dated as of December 11, 2012 is intended to describe how The NASDAQ OMX Group, Inc. (the “Company”) will determine the amount of certain severance payments provided for under the Employment Agreement (“Agreement”), effective as of February 22, 2012, by and between the Company and Robert Greifeld (“Executive”) which are determined in part by reference to Executive’s Target Bonus under the Company’s Executive Corporate Incentive Plan (“ECIP”).

1.Introduction and Purpose

The parties hereto wish to enter into this Memorandum of Understanding to describe how certain severance payments under the Agreement will be determined, in order to avoid possible negative tax consequences to the Company under Section 162(m) of the Code with respect to the Company’s ECIP in which Executive participates. Both the Company and Executive intend that amounts payable to Executive under the ECIP be deductible as “performance based compensation” within the meaning of Internal Revenue Code section 162(m)(4)(C). In accordance with IRS Revenue Ruling 2008-13 and Treasury Reg. 1.162-27(e)(2)(v), remuneration will not be deductible “performance based compensation” if, generally speaking, payment of a bonus based on attainment of a performance goal may be made in the event of retirement or termination of employment regardless of whether the performance goal has been attained. The parties desire to clarify how the Company will determine the severance payments under the Agreement in situations other than death or disability, in order to remove any potential ambiguity that could jeopardize the Company’s ability to deduct such payments made to Executive under the ECIP and/or the Agreement.

2.The Relevant Severance Payments

This Memorandum of Understanding relates to the determination of certain severance payments set forth in the Agreement which are determined in part by reference to Executive’s Target Bonus under the ECIP. These severance payments (each a “Severance Payment” or collectively the “Severance Payments” as the context requires) are described in (i) Section 8(b)(i)(A) of the Agreement (relating to termination of Executive by the Company without Cause or by the Executive for Good Reason other than in connection with a Change in Control), (ii) Section 8(f) (relating to termination of Executive’s employment due to a Non-Continuation Notice) and (iii) Section 8(g)(i)(A) (relating to termination of Executive’s employment without Cause or by the Executive for Good Reason following a Change in Control).

3.The Parties’ Understandings

(a)The term “Target Bonus” in clause II of the first sentence Section 8(b)(i)(A) of the Agreement and clause II of the first sentence of Section 8(g)(i)(A) of the Agreement means the Target Bonus (as defined in Section 4(a) of the Agreement) under the ECIP for the calendar year which precedes the year in which occurs the Executive’s Date of Termination. Per Section 4(a) of the Agreement, the Target Bonus shall not be less than 200% of base salary. Further, the Target Bonus for each year will never be less than the Target Bonus for the immediately preceding year. As such, Target Bonus in clause II is intended to be a fixed severance payment of 200% of Base Salary and not a performance-contingent payment dependent on current year or prior year performance.

(b)That portion of the Severance Payments described in Sections 8(b)(i)(A), 8(f) and 8(g)(i)(A) of the Agreement which is based on any “pro-rata Target Bonus” or “pro-rata portion of the Target Bonus” with respect to the calendar year in which Executive’s Date of Termination occurs shall be paid only in the event the performance goals established under the ECIP for that calendar year with respect to such Target Bonus have been satisfied.

(c)Notwithstanding any language in the Agreement to the contrary, payment of that portion of a Severance Payment which is contingent on satisfaction of applicable performance goals under the ECIP (the “Performance-Conditioned Portion”) shall be delayed until following the date the Company’s Management Compensation Committee determines that such performance goals have been satisfied, in accordance with the rules under the ECIP (the “Performance Goal Determination Date”). With respect to such amounts, the payment timing provisions under the Agreement shall be modified as follows:

(i)Payments of the Performance-Conditioned Portion of the Severance Payment in Section 8(b)(i)(A) or 8(f) shall be paid beginning as of the date described in Section 8(b)(i)(A) or 8(f) or, if later, within 30 days following the Performance Goal Determination Date. If payment of one or more installments of the Performance-Conditional Portion of the Severance Payment in Section 8(b)(i)(A) or 8(f) must be delayed until following the Performance Goal Determination Date, the initial installment shall consist of a lump sum equal to the total of all such installments delayed or due as of such payment date, without adjustment for interest.

(ii)Payment of any Performance-Conditioned Portion of the Severance Payment in Section 8(g)(i)(A) shall be paid in a lump sum on the date described in Section 8(g)(i)(A) or, if later, within 30 days of the Performance Goal Determination Date with respect to such Performance-Conditioned Portion.

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IN WITNESS WHEREOF, and intending to be legally bound, the Parties, by the signature of their duly authorized representatives, hereby enter into this Memorandum of Understanding as of the date first hereinabove written, to be effective as if it were part of the Agreement as of its original effective date.

EXECUTIVE

/s/ Robert Greifeld
Robert Greifeld

THE NASDAQ OMX GROUP, INC.

/s/ Bryan Smith

By	Bryan Smith

Its	Senior Vice President, Global Human Resources